February 21, 2024	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2024 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for January 2024, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Record client assets under administration of $1.38 trillion were attributable to strong advisor retention and recruiting results as well as equity market appreciation,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances grew 3% year-over-year, but were down compared to December, as cash sweep balances declined to $42.7 billion and ESP balances increased to $14.8 billion. While pipelines remain healthy, investment banking activity continues to be challenged.”

Operating Data

	As of			% change from
$ in billions	January 31, 2024	January 31, 2023	December 31, 2023	January 31, 2023	December 31, 2023
Client assets under administration	$1,376.9	$1,224.7	$1,370.6	12%	—%
Private Client Group assets under administration	$1,317.7	$1,168.3	$1,310.5	13%	1%
Private Client Group assets in fee-based accounts	$751.2	$665.3	$746.6	13%	1%
Financial assets under management	$214.9	$194.4	$215.0	11%	—%

Bank loans, net	$44.0	$43.8	$44.2	—%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances	$57.5	$55.7	$58.0	3%	(1)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.38 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.